Exhibit 11

Legality of Shares Opinion

MTB GROUP OF FUNDS

(the “Trust”)

MTB Equity Income Fund

MTB Large Cap Stock Fund

MTB Mid Cap Stock Fund

MTB Small Cap Stock Fund

(the “Acquired Funds”)

MTB Large Cap Value Fund

MTB Large Cap Growth Fund

MTB Mid Cap Growth Fund

MTB Small Cap Growth Fund

(the “Acquiring Funds”)

100 East Pratt Street (15th Floor)

Baltimore, MD 21202

To the Trustees of MTB Group of Funds

Lady and Gentlemen:

As counsel, I have reviewed the appropriate documents relating to the reorganizations of the Acquired Funds into the Acquiring Funds (the “Reorganizations”), the Trust’s registration under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”), the registration of the Acquiring Funds’ shares on Form N-14 and participated in the drafting of the Form N-14. Specifically, I have examined and am familiar with the Agreement and Declaration of Trust and the By-Laws of the Trust and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law as deemed necessary or appropriate by me for purposes of this opinion.

Based on the foregoing, it is my opinion that:

a)	The Trust was created as a business trust under the laws of the State of Delaware on August 8, 2000 and is validly existing and in good standing under the laws of the State of Delaware;

b)	The Trust is an open-end, investment company of the management type registered as such under the 1940 Act;

c)	The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of each Acquired Fund and Acquiring Fund;

d)	Assuming that the initial shares of beneficial interest of each of the Acquired Funds were issued in accordance with the 1940 Act, and the Agreement and Declaration of Trust and By-Laws of the Trust, and that all other such outstanding shares of the Acquired Fund were sold, issued and paid for in accordance with the terms of the Acquired Fund prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid and non-assessable;

e)	Assuming that the initial shares of beneficial interest of each of the Acquiring Funds were issued in accordance with the 1940 Act and the Trust’s Agreement and Declaration of Trust and By-Laws, and that all other such outstanding shares of the Acquiring Fund were sold, issued and paid for in accordance with the terms of the Acquiring Fund’s prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid and non-assessable;

f)	Except as disclosed in each Acquired Fund’s and Acquiring Fund’s currently effective prospectus, I do not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Trust, the unfavorable outcome of which would materially and adversely affect the Trust, the Acquired Funds or the Acquiring Funds;

g)	The shares of beneficial interest of each Acquiring Fund to be issued pursuant to the terms of Article I of the Trust’s Plan of Reorganization (the “Plan”) have been duly authorized and, when issued and delivered as provided in the Plan, will have been validly issued and fully paid and will be non-assessable by the Trust or any Acquiring Fund, and to my knowledge, no shareholder has any preemptive right to subscription or purchase in respect thereof other than any rights that may be deemed to have been granted pursuant to the Plan;

h)	To my knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by the Trust of the transactions contemplated by the Plan, except such as have been obtained under the 1933 Act, the Securities and Exchange Act of 1934 Act, as amended, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder and such as may be required under state securities laws); and

i)	Neither the execution nor performance of the Plan by the Trust violates any provision of its Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument, known to me to which the Trust is a party or by which the Trust is otherwise bound.

In rendering this opinion, I have (i) relied, as to matters governed by the laws of the State of Delaware, on an opinion of competent Delaware counsel, (ii) made assumptions regarding the authenticity, genuineness, and/or conformity of documents and copies thereof without independent verification thereof, (iii) limited this opinion to applicable federal and state law, (iv) defined the word “knowledge” and related terms to mean the knowledge of attorneys currently with Reed Smith LLP who have devoted substantive attention to matters directly related to the Plan and the Reorganizations; and (v) relied on certificates of officers or trustees of the MTB Trust.

I hereby consent to the filing of this opinion as an exhibit to the Form N-14 referred to above.

Sincerely,

/s/ Gail C. Jones
Gail C. Jones
Counsel